Exhibit 1

ROYAL BANK OF CANADA

ANNUAL

INFORMATION

FORM

December 2, 2014

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this Annual Information Form and in the documents incorporated by reference herein, in other filings with Canadian regulators or the United States (U.S.) Securities and Exchange Commission (SEC), in reports to shareholders and in other communications. Forward-looking statements in this document and in the documents incorporated by reference herein include, but are not limited to, statements relating to our financial performance objectives, vision and strategic goals, the economic and market review and outlook for Canadian, U.S., European and global economies, the regulatory environment in which we operate, the outlook and priorities for each of our business segments, and the risk environment including our liquidity and funding risk as set out in the 2014 Management’s Discussion and Analysis. The forward-looking information contained in this Annual Information Form and in the documents incorporated by reference is presented for the purpose of assisting the holders of our securities and financial analysts in understanding our financial position and results of operations as at and for the periods ended on the dates presented, our financial performance objectives, vision and strategic goals, and may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. We caution readers not to place undue reliance on these statements as a number of risk factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond our control and the effects of which can be difficult to predict – include: credit, market, liquidity and funding, insurance, regulatory compliance, operational, strategic, reputation, legal and regulatory environment, competitive and systemic risks and other risks discussed in the Risk management and Overview of other risks sections of our 2014 Management’s Discussion and Analysis; anti-money laundering; growth in wholesale credit; the high levels of Canadian household debt; cybersecurity; the business and economic conditions in Canada, the U.S. and certain other countries in which we operate; the effects of changes in government fiscal, monetary and other policies; tax risk and transparency; our ability to attract and retain employees; the accuracy and completeness of information concerning our clients and counterparties; the development and integration of our distribution networks; model, information technology, information management, social media, environmental and third party and outsourcing risk.

We caution that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Material economic assumptions underlying the forward-looking statements contained in this Annual Information Form are set out in our 2014 Management’s Discussion and Analysis under the heading Overview and outlook and for each business segment under the heading Outlook and priorities. Except as required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

Additional information about these and other factors can be found in the Risk management and Overview of other risks sections of our 2014 Management’s Discussion and Analysis.

TABLE OF CONTENTS

	Annual Information Form	Management’s Discussion and Analysis Incorporated by Reference
CORPORATE STRUCTURE	1
Name, Address and Incorporation	1
Intercorporate Relationships	1
GENERAL DEVELOPMENT OF THE BUSINESS	1
Three Year History	1	11-14
DESCRIPTION OF THE BUSINESS	3
General Summary	3	11-14, 18-39
Seasonality	3	39-41
Competition	3	18-39
Government Supervision and Regulation – Canada	3
Government Supervision and Regulation – United States	5	46-82
Risk Factors	8	46-82, 82-85
Environmental Policies	8	82-85
DESCRIPTION OF CAPITAL STRUCTURE	9
General Description	9	85-94
Prior Sales	10	85-94, 173*
Constraints	10
Ratings	11	77-78
MARKET FOR SECURITIES	13
Trading Price and Volume	13
DIVIDENDS	15	85-94, 175-177	*
DIRECTORS AND EXECUTIVE OFFICERS	16
Directors	16
Committees of the Board	17
Executive Officers	18
Ownership of Securities	19
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	19
Conflicts of Interest	20
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	20	185*
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	20
TRANSFER AGENT AND REGISTRAR	20
EXPERTS	21
AUDIT COMMITTEE	21
Audit Committee Mandate	21
Composition of Audit Committee	21
Relevant Education and Experience of Audit Committee Members	21
Pre-Approval Policies and Procedures	22
Independent Registered Public Accounting Firm Fees	22
ADDITIONAL INFORMATION	24
TRADEMARKS	24
APPENDIX A – PRINCIPAL SUBSIDIARIES	25
APPENDIX B – EXPLANATION OF RATINGS AND OUTLOOK	26
APPENDIX C – AUDIT COMMITTEE MANDATE	28
APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES	32

*Notes 19, 21 and 27 to the 2014 Annual Consolidated Financial Statements for Royal Bank of Canada are incorporated by reference herein.

INFORMATION IS AT OCTOBER 31, 2014, UNLESS OTHERWISE NOTED.

CORPORATE STRUCTURE

Name, Address and Incorporation1

Royal Bank of Canada is a Schedule I Bank under the Bank Act (Canada), which constitutes its charter. The Bank was created as Merchants Bank in 1864 and was incorporated under the “Act to Incorporate the Merchants’ Bank of Halifax” assented to June 22, 1869. The Bank changed its name to The Royal Bank of Canada in 1901 and to Royal Bank of Canada in 1990.

The Bank’s corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada and its head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.

Intercorporate Relationships

Information about intercorporate relationships with principal subsidiaries, including place of incorporation and percentage of securities owned by the Bank, is provided in Appendix A.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Over the last three years, through our business strategies and actions we have continued to pursue our vision of “Always earning the right to be our clients’ first choice.” We continue to aspire to be a top performing diversified financial institution that delivers sustainable, profitable growth and top quartile results for our shareholders, which is reflected in our strategic goals:

•	In Canada, to be the undisputed leader in financial services;
•	Globally, to be a leading provider of capital markets, investor, and wealth management solutions; and
•	In targeted markets, to be a leading provider of select financial services complementary to our core strengths.

The Canadian economy showed moderate improvement in 2012 and while global capital markets strengthened in the first half of the year, they lost momentum in the third fiscal quarter in response to fresh concerns over the European sovereign debt crisis. Over the course of 2012 we made a number of strategic acquisitions and in October 2012 we also realigned certain business segments. Effective October 31, 2012 our five business segments are Personal & Commercial Banking, Wealth Management, Insurance, Investor & Treasury Services, and Capital Markets.

The Canadian economy continued to grow in the first three calendar quarters of 2013 driven by consumer spending and business investment, moderated by weak net exports. Capital markets in Canada and the U.S. and equity markets also saw improvements. For RBC, 2013 was a year of solid performance. In February 2013, we completed the acquisition of the Canadian auto finance and deposit business of Ally Financial Inc. (Ally Canada). The acquisition allowed us to add scale to our existing consumer and commercial auto financing businesses.

1 When we say “we”, “us”, “our”, or “RBC”, we mean Royal Bank of Canada and its subsidiaries, as applicable. References to “the Bank” mean Royal Bank of Canada without its subsidiaries.

The Canadian economy grew during 2014 driven by solid consumer spending and strength in the labour market on employment gains. Housing market activity remained firm through the year, despite the dampening impact of poor weather conditions early in 2014. Equity markets in Canada and the U.S. and major European economies generally exhibited capital appreciation through most of fiscal 2014 supported by highly accommodative monetary policy, before concerns related to recent geopolitical uncertainty, the Ebola outbreak in Africa, and expectations for recessionary conditions in Europe led to some volatility towards the end of our fiscal year.

Underpinned by the strength and diversity of our business, RBC delivered record performance in 2014 driven by record results in each of our business segments. On June 27, RBC completed the sale of RBC Royal Bank (Jamaica) Limited and RBTT Securities Jamaica Limited (collectively RBC Jamaica) to Sagicor Group Jamaica Limited.

As part of the planned transition announced in 2013, David McKay assumed the role of President and Chief Executive Officer in 2014, following the retirement of Gord Nixon, Jennifer Tory was appointed Group Head, Personal & Commercial Banking and Mark Hughes was appointed Chief Risk Officer, following the retirement of Morten Friis. Both Ms. Tory and Mr. Hughes joined the Group Executive of RBC. In addition, in 2014, Bruce Ross joined RBC to become Group Head, Technology and Operations. Mr. Ross also joined the Group Executive of RBC, reflecting the strategic importance of technology in the financial services industry. Finally, following David O’Brien’s retirement, Kathleen Taylor became the Chair of the Board of Directors of RBC.

Throughout 2014 we continued to monitor and prepare for global regulatory developments including regulations enacted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), such as restrictions on banking entities engaging in proprietary trading and having certain relationships with hedge and private equity funds (the Volcker Rule); the Federal Reserve’s enhanced prudential standards for Bank Holding Companies and Foreign Banking Organizations; changes to capital and liquidity rules under the Basel Committee on Banking Supervision’s global standards (Basel III); over-the-counter (OTC) derivatives reforms; and the recently announced voluntary commitments by MasterCard Canada and Visa Canada to reduce merchant credit card fees in Canada. We will continue to monitor these and other developments and are working to ensure that business impacts, if any, are minimized.

Our acquisitions and dispositions that have influenced the general development of our business over the past three years are summarized in the following table:

BUSINESS SEGMENT	ACQUISITION/DISPOSITION	KEY CHARACTERISTICS
Personal & Commercial Banking	RBC Royal Bank (Jamaica) Limited and RBTT Securities Jamaica Limited (2014)	• Sold to Sagicor Group Jamaica Limited. • Disposition allowed us to reposition our Caribbean business for the future and focus on regions where we have significant market share.
	The Canadian automotive finance and deposit business of Ally Financial Inc. (2013)	• Acquisition positions RBC as a leader in the Canadian automotive financing business.
	U.S. regional banking operations (2012)	• Sold to PNC Financial Services Group, Inc. • Disposition allowed us to refocus our U.S. efforts on continuing to grow our largest U.S. businesses, RBC Wealth Management and RBC Capital Markets.
Wealth Management	Latin American, Caribbean and African private banking business of RBS Coutts, the wealth division of The Royal Bank of Scotland Group (2012)	• Acquisition increased our market share with high net worth and ultra high net worth clients in key high growth markets.
Investor & Treasury Services	RBC Dexia Investor Services Limited (2012)

•     Acquisition of the remaining 50 per cent stake in the joint venture RBC Dexia making RBC the sole owner of a top 10 global custodian by client assets under administration, which was rebranded RBC Investor Services.

Additional information about our three year history can also be found under the “Overview and outlook” section beginning on page 11 of our 2014 Management’s Discussion and Analysis, which section is incorporated by reference herein.

DESCRIPTION OF THE BUSINESS

General Summary

We are Canada’s largest bank, and one of the largest banks in the world, based on market capitalization. We are one of North America’s leading diversified financial services companies, and provide personal and commercial banking, wealth management services, insurance, investor services and capital markets products and services on a global basis. We employ approximately 78,000 full- and part-time employees who serve more than 16 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 38 other countries.

Our reporting segments are Personal & Commercial Banking, Wealth Management, Insurance, Investor & Treasury Services, Capital Markets and Corporate Support. Additional information about our business and each segment (including segment results) can be found under “Overview and outlook” beginning on page 11 and under “Business segment results” beginning on page 18 of our 2014 Management’s Discussion and Analysis, which sections are incorporated by reference herein.

Seasonality

Information about seasonality is provided under “Quarterly financial information” beginning on page 39 of our 2014 Management’s Discussion and Analysis, which section is incorporated by reference herein.

Competition

Our competition includes the other Canadian Schedule I banks, and, as we expand into new lines of business, our competition has grown to include other Canadian banks, trust companies, foreign banks, auto financing companies, credit unions, caisses populaires and companies that offer products and services traditionally offered by financial institutions, investment counselling firms, brokerages, investment dealers, self-directed brokers, mutual fund companies, global private banks, wealth managers, asset managers, custody service providers, insurance companies, virtual banks and specialty financial service providers. Key competitive factors include the range and features of financial products and services offered, pricing, distribution, and service quality. Additional information about our competition can be found under “Business segment results” beginning on page 18 of our 2014 Management’s Discussion and Analysis, which section is incorporated by reference herein.

Government Regulation and Supervision – Canada

The Bank is a “Schedule I” Bank under the Bank Act (Canada) (Bank Act), and, as such, is a federally regulated financial institution. Its Canadian trust, loan and insurance subsidiaries are also federally regulated financial institutions governed by (respectively) the Trust and Loan Companies Act (Canada) and the Insurance Companies Act (Canada). The activities of the Bank’s Canadian trust, loan and insurance subsidiaries are also regulated under provincial and territorial laws in respect of their activities in the provinces and territories. In certain provinces, some of the Bank’s capital markets activities are regulated under provincial securities laws (which are administered and enforced by securities regulatory authorities).

The Office of the Superintendent of Financial Institutions (OSFI) reports to the Minister of Finance (the Minister) for the supervision of the Bank, as well as its Canadian federally regulated trust, loan and insurance subsidiaries. OSFI is required, at least once a year, to examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. The Bank is also required to make periodic reports to OSFI. The Bank and its Canadian trust, loan and insurance subsidiaries are also subject to regulation under the Financial Consumer Agency of Canada Act (FCAC Act).2 The Financial Consumer Agency of Canada (Agency), among other things, enforces consumer-related provisions of the federal statutes which govern these financial institutions. The Commissioner of the Agency must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act, Trust and Loan Companies Act and Insurance Companies Act. The Bank and its Canadian trust and loan subsidiaries are also subject to provincial and territorial laws of general application.

The Bank and its subsidiaries, Royal Trust Corporation of Canada, The Royal Trust Company, Royal Bank Mortgage Corporation and RBC Investor Services Trust are member institutions of the Canada Deposit Insurance Corporation (CDIC). CDIC insures certain deposits held at the member institutions.

Under the Bank Act, the Bank is prohibited from engaging in or carrying on any business other than the business of banking, except as permitted. The Bank can provide, amongst other services, any financial services, investment counselling services and portfolio management services, act as a financial agent and issue and operate payment, credit or charge card plans.

The Bank has broad powers to invest in securities, but is limited in making “substantial investments” or in controlling certain types of entities. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10 per cent of the voting rights attached to all outstanding voting shares of a corporation, shares representing more than 25 per cent of the shareholders’ equity in a corporation, or interests representing more than 25 per cent of the ownership interests in any unincorporated entity.

The Bank can, however, make controlling, and in certain circumstances, non-controlling substantial investments in Canadian banks, trust or loan companies, insurance companies, cooperative credit societies and entities primarily engaged in dealing in securities; in foreign regulated entities which are primarily engaged outside Canada in a business that if carried on in Canada would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities; and in factoring, finance, financial leasing, specialized financing and financial holding entities. Certain substantial investments may be made only with the prior approval of the Minister or the Superintendent of Financial Institutions (the Superintendent).

The Bank and its Canadian trust, loan and insurance subsidiaries are also required to maintain, in relation to operations, adequate capital and liquidity and OSFI may direct financial institutions to increase capital and/or to provide additional liquidity.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (the Act) is applicable to all of our businesses in Canada. The Act implements specific measures designed to detect and deter money laundering and the financing of terrorist activities. Further, the Act sets out obligations related to deterring and detecting money laundering and terrorist financing from a global perspective, in order to minimize the possibility that RBC could become a party to these activities. RBC has enterprise-wide anti-money laundering policies and procedures which assist in reducing the risk of facilitating money laundering and terrorist financing activities.

2 For the Bank’s trust subsidiaries, only their retail deposit taking activities are subject to regulation under the FCAC Act.

Broker-Dealer/Investment Management Subsidiaries

The activities of the Bank’s subsidiaries, such as RBC Dominion Securities Inc. (RBC DS), RBC Direct Investing Inc. (RBC DI), Royal Mutual Funds Inc. (RMFI), RBC Global Asset Management Inc., Phillips, Hager & North Investment Funds Ltd. (PH&N IF), and RBC Phillips, Hager & North Investment Counsel Inc., which act as securities dealers (including investment dealers, mutual fund dealers and exempt market dealers), advisors (investment counsel/portfolio manager) or investment fund managers are regulated in Canada under provincial and territorial securities laws (which are administered and enforced by securities regulatory authorities) and, in some cases, by the rules of the applicable self-regulatory organization (the Investment Industry Regulatory Organization of Canada for investment dealers and the Mutual Fund Dealers Association of Canada for mutual fund dealers). Each of RBC DS and RBC DI are members of the Canadian Investor Protection Fund. Customers’ accounts are protected by the Canadian Investor Protection Fund within specified limits. A brochure describing the nature and limits of coverage is available upon request. RMFI and PH&N IF are each members of the MFDA Investor Protection Fund, which protects against certain losses of customer property held by an insolvent MFDA member; similarly, a brochure describing the nature and limits of coverage is also available upon request.

Insurance

The activities of the Bank’s regulated Canadian insurance subsidiaries, RBC Life Insurance Company (RBC Life), RBC General Insurance Company (RBC General) and RBC Insurance Company of Canada (RICC), are federally governed by the Insurance Companies Act and by provincial legislation in each province and territory in which they carry on business. In addition, the Bank is federally governed by the Bank Act for any insurance activities it is permitted to carry out. The Bank may administer, promote and provide advice in relation to certain authorized types of insurance and is also permitted to conduct any aspect of the business of insurance, other than the underwriting of insurance, outside Canada and in respect of risks outside Canada. However, in Canada, the Bank may not act as agent for any person in the placing of insurance. The Bank can promote an insurance company, agent or broker or non-authorized types of insurance (e.g. life and home and automobile insurance) to certain prescribed groups where the promotion takes place outside bank branches. Additionally, and subject to applicable restrictions under the Bank Act, RBC Wealth Management Finance Services Inc., a wholly owned indirect subsidiary of the Bank, is licensed under applicable provincial and territorial laws to sell insurance products, including life and benefits insurance along with money products such as annuities and segregated funds, on both an individual and group basis, for both related and independent insurance companies in Canada.

RBC Life, RBC General and RICC are also subject to regulation under the FCAC Act. The Agency, among other things, enforces consumer-related provisions of the federal statutes which govern financial institutions.

RBC Life is a member of Assuris which is a not-for-profit organization that protects Canadian life insurance policyholders against loss of benefits due to the financial failure of a member company. RICC and RBC General are members of the Property and Casualty Insurance Compensation Corporation which is the corporation protecting Canadian property and casualty policyholders against loss of benefits due to the financial failure of a member company.

Government Regulation and Supervision – United States

Banking

In the U.S., the Bank is characterized as a foreign banking organization (FBO). Generally, the operations of an FBO and its U.S. subsidiaries and offices are subject to the same comprehensive regulatory regime that governs the operations of U.S. domestic banking organizations. The Bank’s U.S. businesses are subject to supervision and oversight by various U.S. authorities, including federal and state regulators, as well as self-regulatory organizations.

In 2000, the Bank became a U.S. “financial holding company” (FHC), as authorized by the Board of Governors of the Federal Reserve System (Federal Reserve). Pursuant to the Gramm-Leach-Bliley Act, an FHC may engage in, or acquire companies engaged in, a broader range of financial and related activities than are permitted to banking organizations that do not maintain FHC status. To qualify as an FHC, an FBO must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, any U.S. depository institution subsidiaries of the FBO must also meet certain capital requirements and be deemed to be “well managed” and must have at least a “satisfactory” rating under the Community Reinvestment Act of 1977.

In order to maintain “well managed” status for U.S. bank regulatory purposes, an FBO must have received at least a “satisfactory” composite regulatory rating of its U.S. branch, agency and commercial lending company operations in its last examination, the FBO’s home country supervisor must consent to it expanding its activities in the U.S. to include activities permissible for an FHC and the FBO’s management must meet standards comparable to those required of a U.S. bank subsidiary of an FHC. In addition, each U.S. depository institution subsidiary of the FBO must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a “satisfactory” rating on the “management” component in its last examination.

Under the International Banking Act of 1978 (IBA) and the Bank Holding Company Act of 1956 (BHCA), all of the Bank’s U.S. banking operations are subject to supervision and regulation by the Federal Reserve. Under the IBA, the BHCA, and related regulations of the Federal Reserve, the Bank generally may not open a branch, agency or representative office in the U.S., nor acquire five per cent or more of the voting stock of any U.S. bank or bank holding company, without notice to or prior approval of the Federal Reserve.

The Federal Reserve is the U.S. “umbrella regulator” responsible for regulatory oversight of the whole of the Bank’s U.S. activities. The Federal Reserve consults with and obtains information from other functional U.S. regulators that exercise supervisory authority over the Bank’s various U.S. operations. Reports of financial condition and other information relevant to the Bank’s U.S. businesses are regularly filed with the Federal Reserve.

On July 21, 2010, Dodd-Frank was enacted. The statute requires significant changes to U.S. financial regulations, with material cross-border implications. Some provisions of Dodd-Frank have taken effect automatically. Other provisions require adoption of rules by one or more U.S. regulatory authorities to become operative and are in various stages of completion.

Under Dodd-Frank, the Bank is registered as a “Swap Dealer” with the U.S. Commodity Futures Trading Commission (CFTC) and the National Futures Association (NFA).

For further information on certain developments relating to Dodd-Frank, see the “Risk management” section beginning on page 46 of our 2014 Management’s Discussion and Analysis, which section is incorporated by reference herein.

The Bank maintains branches in New York (three) and Miami (one), which are licensed and supervised as federal branches by the Office of the Comptroller of the Currency (OCC), the U.S. supervisor of national banks. In general, the Bank’s branches may exercise the same rights and privileges, and are subject to the same restrictions, as would apply to a U.S. national bank at the same location(s). However, the Bank’s branches may not take U.S. domestic retail deposits, unless an exemption applies, but may accept wholesale deposits. Deposits in the Bank’s branches are not insured by the Federal Deposit Insurance Corporation (FDIC).

The OCC examines and supervises the Bank’s U.S. branch office activities and annually examines and assesses their operations. In addition, the Bank’s U.S. branches are required to maintain certain liquid assets on deposit in their state(s) of residence, which deposits are pledged to the OCC. Furthermore, the Bank is subject to supervisory guidance based on the examiners’ assessment of risk management, operational controls, compliance and asset quality.

The Bank also maintains two state-licensed agencies in Texas and state-licensed representative offices in California, Delaware, Texas and Washington (where it is called an alien bureau). In general, the activities conducted at the Bank’s agencies include a broad range of banking powers, including lending and maintaining credit balances, but agencies are limited in their ability to accept deposits from citizens or residents of the United States. Agencies may have further limitations on activities based on state laws. The activities conducted at the Bank’s representative offices are limited to representational and administrative functions; such representative offices do not have authority to make credit decisions and may not solicit or contract for any deposit or deposit-like liability. The Bank’s representative offices are examined and assessed by both the Federal Reserve and state regulators and are required to adhere to any applicable state regulations.

Banking activities are also conducted at RBC Bank (Georgia), National Association (RBC Bank), a national banking association chartered by the OCC. RBC Bank is a member of the Federal Reserve System. The primary federal regulator of RBC Bank is the OCC. As a U.S. bank, RBC Bank is allowed to take retail deposits, and it offers retail banking, including credit card and mortgage lending, and business banking services primarily to Canadian cross-border clients across the U.S. and to U.S. Wealth Management clients. RBC Bank is subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the Bank and its branches), deposit reserve requirements and other requirements administered by the OCC and the Federal Reserve. Deposits at RBC Bank are FDIC-insured to the extent permissible.

Trust company activities are conducted at RBC Trust Company (Delaware) Limited (RBC Trust), the Bank’s U.S. trust company subsidiary. RBC Trust is a Delaware trust company chartered and supervised by the Delaware State Banking Commission and, as a subsidiary of a bank holding company, is subject to oversight by the Federal Reserve. RBC Trust is subject to dividend restrictions, limitations on investments and other applicable state banking law requirements.

The USA PATRIOT Act, which amended the Bank Secrecy Act, requires U.S. banks and foreign banks with U.S. operations to maintain appropriate policies, procedures and controls relating to anti-money laundering compliance, suspicious activity and currency transaction reporting and due diligence on customers to prevent, detect and report individuals and entities involved in money laundering and the financing of terrorism.

Broker-Dealer Activities and Broker-Dealer Subsidiaries

The principal securities brokerage, trading, advisory and investment banking activities are conducted in the following two U.S.-registered broker-dealer subsidiaries:

•	RBC Capital Markets, LLC (RBC CM LLC), and
•	RBC Capital Markets Arbitrage S.A. (RBC CMA).

The SEC, state securities regulators, the Financial Industry Regulatory Authority (FINRA) and other self-regulatory organizations regulate these broker-dealer subsidiaries. Certain activities of RBC CM LLC and RBC CMA are also subject to regulation by the CFTC and the NFA. Pursuant to Dodd-Frank, RBC CM LLC is registered as a “Swaps Firm” with the NFA. Certain activities of RBC CM LLC are subject to regulation by the Municipal Securities Rulemaking Board.

Investment Management and Other Fiduciary Activities

The Bank’s New York branches have fiduciary powers, and certain branches conduct investment management and custody activities for certain customers. In addition, other affiliates are involved in the business of investment management. In many cases, these activities require that the affiliates be registered with the SEC as investment advisers under the U.S. Investment Advisers Act of 1940 (Advisers Act). The Advisers Act and related rules regulate the registration and activities of investment advisers. Although the regulatory regime for investment advisers is similar to that for broker-dealers, the standard of conduct is higher due to the advisers’ status as fiduciaries. This status as a fiduciary limits the investment adviser’s ability to make use of affiliates and requires that it avoid or manage and disclose conflicts of interests with respect to the conduct of its business.

The following entities are the Bank’s subsidiaries that are registered as “investment advisers” with the SEC:

•	RBC CM LLC,
•	RBC Alternative Asset Management Inc.,
•	RBC Global Asset Management (U.S.) Inc. (GAMS),
•	RBC Global Asset Management (UK) Limited,
•	Royal Bank of Canada Investment Management (USA) Limited,
•	RBC Private Counsel (USA), Inc.,
•	BlueBay Asset Management LLP,
•	BlueBay Asset Management USA LLC, and
•	RBC Investment Advisors SA.

GAMS is also the adviser to several U.S. mutual funds sponsored by it. The U.S. Investment Company Act of 1940 and related rules regulate the registration and operation of mutual funds and the activities of the funds’ advisers and other affiliates, and certain of the funds’ other service providers.

ERISA and the Internal Revenue Code

The U.S. Employee Retirement Income Security Act of 1974, as amended (ERISA), and the related rules regulate the activities of the financial services industry with respect to pension plan clients. Similarly, the U.S. Internal Revenue Code and the regulations thereunder impose requirements with respect to such clients and also individual retirement accounts (IRAs). Brokers, dealers and investment advisers to pension plans and IRAs must conduct their business in compliance with both ERISA and applicable tax regulations.

Risk Factors

A discussion of risks affecting us and our businesses appears under the headings “Risk management” and “Overview of other risks” beginning on pages 46 and 82, respectively, of our 2014 Management’s Discussion and Analysis for the year ended October 31, 2014, which discussions are incorporated by reference herein.

Environmental Policies

Our first corporate environmental policy was developed in 1991 and since then we have been committed to environmental management and continuous improvement. In 2007, we published the first RBC Environmental Blueprint that articulated our corporate environmental policy, priorities and objectives. It establishes our approach to environmental matters pertaining to operations, business activities, products and services, employees, compliance, reporting transparency and partnerships. In 2014, we released a new updated RBC Environmental Blueprint setting out RBC’s policies, priorities, objectives, and targets relating to environmental sustainability through 2018.

Underpinning the RBC Environmental Blueprint is our Enterprise-wide Environmental & Social Risk Management Policy, which applies to all of our business activities globally. The purpose of the policy is to ensure that the impact of environmental and social factors is considered in all RBC activities. The Enterprise-wide Environmental & Social Risk Management Policy is complemented by a suite of risk management policies that mandate enhanced due diligence on transactions and business activities where environmental and social issues may give rise to credit, legal or reputational risk. We regularly update these policies and procedures to address regulatory changes, emerging and evolving issues, and international best practices. Environmental and social risk management policies have been established for:

•	Residential mortgage lending in Canada,
•	Small business and commercial loans and mortgages for Canada and the U.S.,
•	Agriculture lending in Canada,

•	Corporate lending and investment banking globally,
•	Project financing (in accordance with the Equator Principles) globally,
•	Public sector lending in Canada, and
•	Environmental investigations (use of third-party consultants) in Canada and the U.S.

We also have an enterprise-wide supplier management policy that includes requirements that we gather the appropriate environmental and social information regarding prospective suppliers and the products and services they offer, and incorporate that information in procurement decisions. Additional information about our environmental policies and environmental risks can be found under “Overview of other risks – Environmental risk” on page 84 of our 2014 Management’s Discussion and Analysis, which section is incorporated by reference herein.

DESCRIPTION OF CAPITAL STRUCTURE

General Description

The Bank’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $20 billion and $5 billion, respectively. The following summary of share capital is qualified in its entirety by the Bank’s by-laws and the actual terms and conditions of such shares.

Common Shares

The holders of the Bank’s common shares are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.

Preferred Shares

First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. Currently, Non-Cumulative First Preferred Shares Series W, AA, AB, AC, AD, AE, AF, AG, AJ, AK, AL, AZ and BB are outstanding. We redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AN, AP and AR on February 24, 2014; we redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AT and AV on August 24, 2014; and we redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AX on November 24, 2014.

The Non-Cumulative First Preferred Shares Series W are, subject to the consent of the Superintendent, the requirements of the Bank Act and the approval of the Toronto Stock Exchange, redeemable or exchangeable by the Bank into common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up.

Effective January 1, 2013, in accordance with capital adequacy requirements adopted by OSFI, non-common capital instruments issued after January 1, 2013, including first preferred shares, must include terms providing for the full and permanent conversion of such securities into common shares upon the occurrence of certain trigger events relating to financial viability (the Non-Viability Contingent Capital or NVCC requirements) in order to qualify as regulatory capital. As of January 1, 2013, all outstanding capital instruments that do not meet the NVCC requirement will be considered non-qualifying capital instruments and will be phased out beginning January 1, 2013 at the rate of 10 per cent each year for 10 years. The Non-Cumulative First Preferred Shares Series AZ issued in January 2014 and Series BB issued in June 2014 contain non-viability contingent capital provisions necessary for the shares to qualify as Tier 1 regulatory capital under Basel III and are therefore convertible into common shares upon the occurrence of a non-viability contingent capital trigger event.

Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of our liquidation, dissolution or winding-up.

Holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or the Bank’s by-laws. Under the Bank Act, the Bank may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.

Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3 per cent of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51 per cent of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

Additional information about the Bank’s share capital can be found under the “Capital management” section beginning on page 85 of our 2014 Management’s Discussion and Analysis, which section is incorporated by reference herein.

Prior Sales

For information about the Bank’s issuances of subordinated debentures since October 31, 2013, see the “Capital management” section beginning on page 85 of our 2014 Management’s Discussion and Analysis and “Subordinated debentures” in Note 19 on page 173 of our 2014 Annual Consolidated Financial Statements for the year ended October 31, 2014, which section and note are incorporated by reference herein.

Constraints

The Bank Act contains restrictions (which are subject to any orders that may be issued by the Governor in Council) on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.

Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of a bank having equity of $12 billion or more (which includes the Bank). A person is a major shareholder if:

(a)	the aggregate of the shares of any class of voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20 per cent of that class of voting shares, or

(b)	the aggregate of shares of any class of non-voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30 per cent of that class of non-voting shares.

Additionally, no person may have a significant interest in any class of shares of a bank (including the Bank) unless the person first receives the approval of the Minister of Finance. For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10 per cent of all of the outstanding shares of that class of shares of such bank.

In addition, the Bank Act prohibits a bank from purchasing or redeeming any of its shares or paying any dividends if there are reasonable grounds for believing the bank is, or the payment would cause the bank to be, in contravention of the Bank Act requirement to maintain, in relation to its operations, adequate capital and appropriate forms of liquidity and to comply with any regulations or directions of the Superintendent in relation thereto.

Subject to any orders that may be issued by the Governor in Council, the Bank Act also prohibits the registration of a transfer or issue of any shares of a Canadian bank to any government or governmental agency of Canada or any province of Canada, or to any government of any foreign country, or any political subdivision, or agency of any foreign country. Under the Bank Act, the Bank cannot redeem or purchase any shares for cancellation unless the prior consent of the Superintendent has been obtained.

Ratings

As at December 2, 2014, the Bank received the following ratings from the rating agencies listed below:

RATING AGENCY	LONG-TERM RATING		SHORT-TERM RATING		OUTLOOK	RANK[1]
Moody’s Investors Service (New York)	Long-term Senior Debt Bank Subordinated Debt	Aa3 A3	Short-term Debt	P-1	Negative Stable	4 of 21 5 of 20
Standard & Poor’s (New York)	Long-term Senior Debt Bank Subordinated Debt Preferred Stock	AA- A A-	Short-term Debt	A-1+	Negative Stable Stable	4 of 22 6 of 22 4 of 20
Fitch Ratings (New York)	Long-term Senior Debt Bank Subordinated Debt	AA AA-	Short-term Debt	F1+	Stable Stable	3 of 24 3 of 23
DBRS (Toronto)	Long-term Senior Debt Bank Subordinated Debt Preferred Stock	AA AA (low) Pfd-1 (low)	Short-term Debt	R-1 (high)	Stable Stable Stable	3 of 26 3 of 26 3 of 16
[1]	Rank out of all assignable ratings for each debt/share class (in descending order beginning with 1 as the highest).

A definition of the categories of each rating as at December 2, 2014 has been obtained from the respective rating agency’s website and is outlined in Appendix B, and a more detailed explanation may be obtained from the applicable rating agency.

On January 24, 2014, Fitch Ratings affirmed our ratings with a stable outlook along with the other six largest Canadian banks.

On June 11, 2014, Moody’s affirmed our long-term ratings and revised our outlook to negative from stable along with the other six largest Canadian banks. The outlook revisions are linked to Moody’s view that risks for the Canadian banks’ senior debt holders and uninsured depositors have shifted to the downside as a result of previously announced plans by the Canadian government to implement a bail-in regime for domestic systemically important banks and the accelerating global trends towards reducing the public cost of future bank resolutions through such burden-sharing.

On July 7, 2014, DBRS affirmed our ratings with a stable outlook along with the other five largest Canadian banks.

On December 2, 2014, Standard & Poor’s affirmed our ratings with a negative outlook. On August 8, 2014, Standard & Poor’s revised our outlook to negative from stable along with the other five largest Canadian banks to reflect the possible impact of a bail-in policy proposal from the Canadian federal government, which was released on August 1, 2014.

On August 19, 2014, Kroll Bond Rating Agency (KBRA), a registered National Recognized Statistical Rating Organization with the SEC, affirmed the senior unsecured long-term debt and deposit ratings of AA and the short-term rating of K1 for RBC with a stable outlook. In 2013, KBRA was requested to rate a commercial mortgage-back securities multi-borrower transaction where RBC was one of four third-party interest rate cap providers to this transaction. Given KBRA’s policy to rate all parties to a transaction, it was required to issue a rating on RBC. These ratings were unsolicited and RBC did not participate in the ratings process.

Credit ratings, including stability or provisional ratings (collectively, Ratings) are not recommendations to purchase, sell or hold a security in as much as they do not comment on market price or suitability for a particular investor. Ratings may not reflect the potential impact of all risks on the value of securities. In addition, real or anticipated changes in the rating assigned to a security will generally affect the market value of that security. Ratings are subject to revision or withdrawal at any time by the rating organization. Each Rating listed in the chart above should be evaluated independently of any other Rating applicable to our debt and preferred shares. As is customary, RBC pays rating agencies to assign Ratings for both the parent company as well as our subsidiaries, and for certain other services.

Our ability to access unsecured funding markets and to engage in certain collateralized business activities on a cost-effective basis is primarily dependent upon maintaining competitive credit ratings. Our credit ratings are largely determined by the rating agencies’ assessment of the quality of our earnings, the adequacy of our capital and the effectiveness of our risk management programs. There can be no assurance that our credit ratings and rating outlooks will not be lowered or that ratings agencies will not issue adverse commentaries about us, potentially resulting in adverse consequences for our funding capacity or access to capital markets. A lowering of our credit ratings may also affect our ability, and the cost, to enter into normal course derivative or hedging transactions and may require us to post additional collateral under certain contracts. However, we estimate, based on periodic reviews of ratings triggers embedded in our existing businesses and of our funding capacity sensitivity, that a minor downgrade would not materially influence our liability composition, funding access, collateral usage and associated costs.

Additional information about Ratings is provided under “Risk management – Liquidity and funding risk – Credit ratings” on pages 77 and 78 of our 2014 Management’s Discussion and Analysis, which pages are incorporated by reference herein.

MARKET FOR SECURITIES

Trading Price and Volume

The Bank’s common shares are listed on the Toronto Stock Exchange (TSX) in Canada, the New York Stock Exchange (NYSE) in the U.S. and the SIX Swiss Exchange (SIX) in Switzerland. Preferred shares are listed on the TSX. The following table sets out the price range and trading volumes of the common shares on the TSX and the NYSE for the periods indicated. Prices are based on the reported amounts from the TSX Historical Data Access (HDA) and NYSE Euronext.

	Common Shares (TSX)			Common Shares (NYSE)
Month	High ($)	Low ($)	Volume	High (US$)	Low (US$)	Volume
November 2013	72.04	69.61	46,430,255	68.89	66.30	9,000,754
December 2013	71.70	67.80	45,157,253	67.47	63.43	12,503,918
January 2014	73.35	68.57	47,215,293	67.36	61.24	11,225,112
February 2014	73.15	67.65	37,817,687	65.89	61.00	9,821,282
March 2014	73.29	71.04	43,293,021	66.27	63.48	8,473,336
April 2014	73.69	72.06	35,112,657	67.41	65.33	7,590,873
May 2014	75.93	72.40	28,909,394	70.01	66.31	7,117,023
June 2014	76.71	74.17	43,407,851	71.84	67.88	8,514,689
July 2014	81.23	76.32	40,007,805	74.64	71.51	8,052,750
August 2014	82.15	78.68	35,643,701	75.08	71.72	10,606,497
September 2014	83.20	79.09	47,111,656	76.08	70.74	11,049,440
October 2014	81.19	75.25	54,474,075	73.17	66.42	17,994,440
November 2014	83.87	79.68	34,890,231	73.80	69.95	9,223,801

The following tables provide the price range and trading volumes of the First Preferred Shares on the TSX for the periods indicated. Prices are based on the reported amounts from the TSX HDA.

	Series W			Series AA
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2013	25.09	24.93	516,234	25.67	25.25	239,420
December 2013	25.10	24.59	257,548	25.56	25.16	156,981
January 2014	25.05	24.72	191,867	25.41	24.98	330,030
February 2014	25.09	24.74	127,723	25.44	25.10	213,196
March 2014	25.18	25.00	422,220	25.61	25.35	249,282
April 2014	25.41	25.06	129,016	25.85	25.33	105,907
May 2014	25.27	25.09	122,336	25.87	25.42	202,236
June 2014	25.23	25.06	94,747	25.61	25.41	185,104
July 2014	25.39	25.03	170,222	25.80	25.36	81,660
August 2014	25.30	25.09	102,182	25.55	25.27	64,864
September 2014	25.28	25.14	66,882	25.47	25.29	88,924
October 2014	25.35	25.05	172,299	25.59	25.21	135,709
November 2014	25.45	25.13	69,953	25.62	25.25	73,722

	Series AB			Series AC			Series AD
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2013	25.82	25.37	106,745	25.75	25.35	117,234	25.70	25.26	246,800
December 2013	25.78	25.29	105,718	25.75	25.27	103,729	25.60	25.17	153,284
January 2014	25.53	25.04	111,131	25.51	25.08	259,401	25.46	24.97	271,710
February 2014	25.63	25.17	200,064	25.63	25.23	102,239	25.59	25.12	119,230
March 2014	25.79	25.53	181,836	25.80	25.64	49,552	25.79	25.55	136,811
April 2014	25.93	25.53	109,326	25.90	25.51	97,441	25.93	25.60	104,098
May 2014	25.79	25.46	334,868	25.87	25.50	230,452	25.93	25.72	179,508
June 2014	25.66	25.45	186,800	25.65	25.49	52,485	25.84	25.57	61,655
July 2014	25.82	25.48	143,574	25.80	25.52	32,056	25.85	25.42	79,388
August 2014	25.78	25.47	69,020	25.69	25.44	48,544	25.69	25.40	65,653
September 2014	25.76	25.43	125,756	25.82	25.60	85,168	25.77	25.55	97,464
October 2014	25.67	25.27	58,487	25.70	25.29	40,370	25.76	25.37	58,019
November 2014	25.59	25.32	69,769	25.56	25.35	57,465	25.68	25.43	46,261

	Series AE			Series AF			Series AG
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2013	25.65	25.30	145,696	25.69	25.32	145,025	25.63	25.30	160,328
December 2013	25.61	25.20	129,548	25.62	25.20	141,826	25.63	25.27	225,122
January 2014	25.43	25.03	215,138	25.47	24.96	160,916	25.48	24.98	124,511
February 2014	25.57	25.12	163,936	25.64	25.11	124,373	25.65	25.16	76,872
March 2014	25.79	25.51	106,812	25.81	25.55	209,548	25.80	25.53	87,091
April 2014	25.97	25.63	148,859	25.90	25.69	86,608	25.91	25.61	59,152
May 2014	25.93	25.71	170,557	26.04	25.74	148,645	26.02	25.76	146,012
June 2014	25.80	25.62	71,360	25.89	25.75	90,376	25.81	25.64	84,747
July 2014	25.90	25.54	126,954	25.96	25.66	64,359	25.90	25.62	147,132
August 2014	25.73	25.48	70,937	25.79	25.51	76,203	25.83	25.59	39,216
September 2014	25.75	25.58	128,468	25.80	25.55	82,185	25.82	25.65	42,747
October 2014	25.83	25.39	84,210	25.83	25.50	78,174	25.85	25.50	94,157
November 2014	25.70	25.45	58,281	25.82	25.55	57,691	25.79	25.55	84,443

	Series AJ			Series AK			Series AL
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2013	25.29	25.07	913,822	–	–	–	25.34	25.10	120,536
December 2013	25.44	25.15	258,361	–	–	–	25.49	25.16	395,432
January 2014	25.67	24.65	785,810	–	–	–	26.48	25.32	760,992
February 2014	25.13	24.59	741,788	25.02	24.76	31,775	26.32	25.75	540,610
March 2014	25.47	25.05	367,057	25.35	25.00	66,343	26.48	25.82	689,179
April 2014	25.94	25.35	485,593	25.55	25.25	64,737	26.63	25.96	214,475
May 2014	25.98	25.03	522,623	25.65	25.25	42,235	26.85	25.95	203,918
June 2014	25.41	25.07	391,056	25.63	25.20	25,450	26.60	25.87	470,526
July 2014	25.74	25.26	138,790	25.70	25.31	32,020	26.94	26.33	181,949
August 2014	25.65	25.26	249,140	25.75	25.50	22,276	26.84	26.30	74,369
September 2014	25.63	25.38	79,489	25.85	25.58	24,580	26.59	26.25	50,690
October 2014	25.66	25.32	266,783	25.98	25.56	27,820	26.61	26.02	63,609
November 2014	25.80	25.52	312,490	25.97	25.75	50,000	26.64	26.12	50,914

	Series AN*			Series AP*			Series AR*
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2013	25.34	25.18	254,002	25.49	25.17	142,016	25.33	25.18	436,661
December 2013	25.36	25.21	304,300	25.33	25.19	512,645	25.36	25.20	243,371
January 2014	25.40	24.95	459,766	25.37	24.95	372,663	25.38	24.95	613,419
February 2014	25.00	24.96	64,866	25.00	24.96	27,050	25.00	24.96	65,099
*	We redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AN, AP and AR on February 24, 2014.

	Series AT**			Series AV**			Series AX***
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2013	25.89	25.59	143,324	25.84	25.62	151,970	26.15	25.88	500,073
December 2013	25.84	25.54	131,041	25.83	25.57	230,534	26.11	25.90	99,886
January 2014	25.89	25.36	211,323	25.84	25.36	303,652	26.13	25.56	88,815
February 2014	25.58	25.40	68,516	25.70	25.37	130,942	25.94	25.62	112,524
March 2014	25.66	25.46	243,346	25.71	25.46	176,274	26.01	25.71	104,416
April 2014	25.70	25.24	60,526	25.73	25.23	210,491	25.98	25.51	179,871
May 2014	25.38	25.26	254,040	25.44	25.25	216,519	25.68	25.53	64,298
June 2014	25.38	25.28	527,739	25.39	25.27	611,252	25.70	25.51	72,550
July 2014	25.49	24.98	225,866	25.55	24.97	475,137	25.75	25.25	60,184
August 2014	25.05	24.98	224,019	25.05	24.98	491,633	25.43	25.27	119,110
September 2014	-	-	-	-	-	-	25.39	25.31	80,353
October 2014	-	-	-	-	-	-	25.40	24.97	133,709
November 2014	-	-	-	-	-	-	25.02	24.97	22,455
**	We redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AT and AV on August 24, 2014.
***	We redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AX on November 24, 2014.

	Series AZ			Series BB
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
January 2014	25.00	24.75	1,911,026	-	-	-
February 2014	25.59	24.96	1,915,415	-	-	-
March 2014	25.59	25.30	1,390,370	-	-	-
April 2014	25.80	25.38	1,481,076	-	-	-
May 2014	25.83	25.10	639,491	-	-	-
June 2014	25.59	25.12	517,517	25.36	24.81	3,373,987
July 2014	25.91	25.31	378,959	25.69	25.18	1,244,479
August 2014	25.88	25.33	264,817	25.47	25.14	422,051
September 2014	25.56	25.31	196,191	25.42	25.18	313,100
October 2014	25.65	25.31	383,228	25.60	25.17	554,988
November 2014	25.72	25.49	540,434	25.57	25.32	270,072

DIVIDENDS

The Bank has had an uninterrupted history of paying dividends on its common shares and on each of its outstanding series of first preferred shares. Information about the Bank’s dividends paid or payable per share on the common shares and each outstanding series of first preferred shares in each of the three most recently completed years appears under the heading “Selected share data” in the Capital management section on pages 91 and 92 of our 2014 Management’s Discussion and Analysis for the year ended October 31, 2014, which section is incorporated by reference herein. Information about restrictions on the payment of dividends appears under the heading “Restrictions on the payment of dividends” in Note 21 on page 175 of our 2014 Annual

Consolidated Financial Statements for the year ended October 31, 2014, which note is incorporated by reference herein.

The declaration amount and payment of future dividends will be subject to the discretion of the Bank’s board of directors, and will be dependent upon the Bank’s results of operations, financial condition, cash requirements and future regulatory restrictions on the payment of dividends and other factors deemed relevant by the board of directors. Information about our dividends and our dividend payout ratio (common share dividends as a percentage of net income less preferred share dividends) is provided under the “Capital management” section beginning on page 85 of our 2014 Management’s Discussion and Analysis, which section is incorporated by reference herein.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following are the Bank’s directors as at December 2, 2014(1):

Name, and Year Elected	Province/State and Country of Residence	Occupation
W. Geoffrey Beattie (2001)	Ontario, CAN	Chief Executive Officer, Generation Capital
Jacynthe Côté (2014)	Quebec, CAN	Corporate Director
David F. Denison (2012)	Ontario, CAN	Corporate Director
Richard L. George (2012)	Alberta, CAN	Partner, Novo Investment Group
Timothy J. Hearn (2006)	Alberta, CAN	Chairman, Hearn & Associates
Alice D. Laberge (2005)	British Columbia, CAN	Corporate Director
Michael H. McCain (2005)	Ontario, CAN	President and Chief Executive Officer, Maple Leaf Foods Inc.
David I. McKay (2014)	Ontario, CAN	President and Chief Executive Officer, Royal Bank of Canada
Heather Munroe-Blum (2011)	Quebec, CAN	Professor of Medicine and Principal Emerita, McGill University
J. Pedro Reinhard (2000)	Florida, U.S.A.	President, Reinhard & Associates
Thomas A. Renyi (2013)	Maine, U.S.A.	Corporate Director
Edward Sonshine (2008)	Ontario, CAN	Chief Executive Officer, RioCan Real Estate Investment Trust
Kathleen P. Taylor (2001)	Ontario, CAN	Chair of the Board, Royal Bank of Canada
Bridget A. van Kralingen (2011)	New York, U.S.A.	Senior Vice-President, IBM Global Business Services, IBM Corporation
Victor L. Young (1991)	Newfoundland and Labrador, CAN	Corporate Director

(1) On December 2, 2014, the board of directors appointed Toos N. Daruvala as a director, to take effect on January 1, 2015. Mr. Daruvala is a Director and Senior Partner of McKinsey & Company based in New York City, U.S.A.

Directors are elected annually and hold office until the next annual meeting of shareholders. Since November 1, 2009, the directors have held the principal occupations described above, except for the following:

Mr. W. Geoffrey Beattie was President and Chief Executive Officer of The Woodbridge Company Limited prior to December 2012 and Deputy Chairman of the Thomson Reuters Corporation prior to May 2013.

Ms. Jacynthe Côté was President and Chief Executive Officer of Rio Tinto Alcan prior to September 2014.

Mr. David F. Denison was President and Chief Executive Officer of the Canada Pension Plan Investment Board prior to July 2012.

Mr. Richard L. George was Chief Executive Officer of Suncor Energy Inc. prior to May 2012 and President and Chief Executive Officer of Suncor Energy Inc. prior to December 2011.

Mr. David I. McKay was President of Royal Bank of Canada prior to August 2014, Group Head, Personal & Commercial Banking of Royal Bank of Canada prior to March 2014 and Group Head, Canadian Banking of Royal Bank of Canada prior to 2012.

Dr. Heather Munroe-Blum was Principal and Vice-Chancellor of McGill University prior to June 2013.

Ms. Kathleen P. Taylor was President and Chief Executive Officer of Four Seasons Hotels and Resorts prior to January 2013 and President and Chief Operating Officer of Four Seasons Hotels and Resorts prior to August 1, 2010.

Ms. Bridget A. van Kralingen was General Manager of IBM North America from 2010 to January 2012 and General Manager of IBM Global Business Services, North East Europe, Middle East and Africa prior to 2010.

Committees of the Board

Audit Committee: V.L. Young (Chair), J. Côté, D.F. Denison, T.J. Hearn, A.D. Laberge, J.P. Reinhard, T.A. Renyi and E. Sonshine. Effective January 1, 2015, D.F. Denison will assume the role of Audit Committee Chair.

Risk Committee: W.G. Beattie (Chair), R.L. George, M.H. McCain, H. Munroe-Blum, T.A. Renyi, B.A. van Kralingen and V.L. Young.

Corporate Governance and Public Policy Committee: H. Munroe-Blum (Chair), J. Côté, R.L. George, T. J. Hearn, M.H. McCain, and E. Sonshine.

Human Resources Committee: D.F. Denison (Chair), W.G. Beattie, A.D. Laberge, J.P. Reinhard, K.P. Taylor and B.A. van Kralingen. Effective January 1, 2015, R.L. George will assume the role of Human Resources Committee Chair.

Executive Officers

The following are the Bank’s executive officers as at December 2, 2014:

Name	Province and Country of Residence	Title

Janice R. Fukakusa	Ontario, CAN	Chief Administrative Officer and Chief Financial Officer

Zabeen Hirji	Ontario, CAN	Chief Human Resources Officer

Mark Hughes	Ontario, CAN	Chief Risk Officer

M. George Lewis	Ontario, CAN	Group Head, Wealth Management and Insurance

A. Douglas McGregor	Ontario, CAN	Group Head, Capital Markets and Investor & Treasury Services

David I. McKay	Ontario, CAN	President and Chief Executive Officer

Bruce Ross	Ontario, CAN	Group Head, Technology and Operations

Jennifer Tory	Ontario, CAN	Group Head, Personal & Commercial Banking

Since November 1, 2009, the executive officers have held the positions described above, except for the following:

Ms. Hirji was appointed to Group Executive in her role as Chief Human Resources Officer in June 2010. Prior to her current role, Ms. Hirji was Executive Vice-President, Human Resources of Royal Bank of Canada since February 2007.

Mr. Hughes was appointed to Group Executive in his role as Chief Risk Officer of Royal Bank of Canada effective January 2014. Prior to his current role, Mr. Hughes was Executive Vice-President and Chief Operating Officer for RBC Capital Markets since November 2008.

Mr. Lewis was appointed to Group Executive in his role as Group Head, Wealth Management in March 2007 and effective October 31, 2012 was appointed as Group Head, Wealth Management and Insurance.

Mr. McGregor was appointed to Group Executive in his role as Co-Group Head, Capital Markets in November 2008 and effective October 31, 2012 was appointed Co-Group Head, Capital Markets and Investor & Treasury Services. Mr. McGregor assumed full responsibilities for these businesses effective December 4, 2013.

Mr. McKay was appointed President of Royal Bank of Canada effective in February 2014 and Chief Executive Officer effective in August 2014. Mr. McKay was appointed to Group Executive in his role as Group Head, Canadian Banking in April 2008 and effective October 31, 2012 was appointed Group Head, Personal & Commercial Banking.

Mr. Ross was appointed to Group Executive in his role as Group Head, Technology and Operations effective in January 2014. Prior to joining RBC, Mr. Ross was with IBM, holding a series of progressively more senior positions.

Ms. Tory was appointed to Group Executive in her role as Group Head, Personal & Commercial Banking effective April 2014. Prior to her current role, Ms. Tory was Regional President, Greater Toronto Region since November 2005.

Ownership of Securities

To our knowledge, as at October 31, 2014, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than one per cent (1%) of our common and preferred shares. None of our directors or executive officers holds shares of our subsidiaries except where required for qualification as a director of a subsidiary.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the best of our knowledge, no director or executive officer,

(a)	is, as at December 2, 2014, or has been, within the 10 years before, a director, chief executive officer or chief financial officer of any company (including our company), that while that person was acting in that capacity,

(i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation[3], for a period of more than 30 consecutive days, or

(ii)

was subject to an event that resulted, after the director or executive officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation[3], for a period of more than 30 consecutive days, or

(b)	is, as at December 2, 2014 or has been, within the 10 years before, a director or executive officer of any company (including our company), that while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or

(c)	has, within the 10 years before December 2, 2014, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer,

Except for the following;

Mr. George is a director of Penn West Petroleum Ltd. (Penn West). On August 5, 2014, the Alberta Securities Commission issued a management cease trade order against the directors and certain officers of Penn West, which terminated on September 23, 2014. The management cease trade order was issued in connection with the restatement of certain of its financial statements and related management’s discussion and analysis.

Mr. Reinhard became a director of Dow Corning Corporation in June 2000. The company sought protection under the reorganization provisions under Chapter 11 of the U.S. Bankruptcy Code in 1995 and emerged from Chapter 11 bankruptcy proceedings in 2004. Mr. Reinhard is no longer a director of Dow Corning Corporation.

3 National Instrument 14-101 restricts the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.

To the best of our knowledge, none of our directors or executive officers have been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation4 or by a securities regulatory authority4 or has entered into a settlement agreement with a securities regulatory authority4, or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

To the best of our knowledge, no director or executive officer has an existing or potential material conflict of interest with us or any of our subsidiaries.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of our business, we are routinely involved in or parties to various ongoing, pending and threatened legal actions and proceedings.

A description of certain legal proceedings to which we are a party appears in “Litigation” in Note 27 on page 185 of our 2014 Annual Consolidated Financial Statements for the year ended October 31, 2014, which note is incorporated by reference.

Since October 31, 2013, (a) there have been no penalties or sanctions imposed against us by a court relating to securities legislation4 or by a securities regulatory authority4, (b) there have been no other penalties or sanctions imposed by a court or regulatory body against us that would likely be considered important to a reasonable investor in making an investment decision, and (c) we have not entered into any settlement agreements with a court relating to securities legislation4 or with a securities regulatory authority4.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of our knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected us or is reasonably expected to materially affect us.

TRANSFER AGENT AND REGISTRAR

For Canada and the Caribbean, Computershare Trust Company of Canada is the transfer agent and registrar for our common shares and our preferred shares. Their principal offices are in the cities of: Halifax, NS; Montreal, QC; Toronto, ON; Calgary, AB; and Vancouver, BC. In the U.S., Computershare Trust Company, N.A. is the co-transfer agent located in Canton, Massachusetts. In the U.K., Computershare Investor Services PLC is the co-transfer agent located in Bristol, England.

4 National Instrument 14-101 restricts the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.

EXPERTS

Deloitte LLP (Deloitte), Chartered Professional Accountants, Chartered Accountants, prepared the Report of Independent Registered Public Accounting Firm in respect of our audited Annual Consolidated Financial Statements and the Report of Independent Registered Public Accounting Firm in respect of our internal control over financial reporting.

AUDIT COMMITTEE

Audit Committee Mandate

The mandate of the Audit Committee is attached as Appendix C to this Annual Information Form.

Composition of Audit Committee

The Audit Committee consists of Victor L. Young (Chair), Jacynthe Côté, David F. Denison, Timothy J. Hearn, Alice D. Laberge, J. Pedro Reinhard, Thomas A. Renyi and Edward Sonshine.5 The board has determined that each member of the Audit Committee is independent under our Director Independence Policy, which incorporates the independence standards under applicable Canadian and U.S. laws and regulations and none receives, directly or indirectly, any compensation from us other than ordinary course compensation for service as a member of the board of directors and its committees or of a board of directors of one or more of our subsidiaries. All members of the Audit Committee are financially literate within the meaning of National Instrument 52-110 – Audit Committees and of the Corporate Governance Standards of the NYSE. In considering the criteria for determining financial literacy, the board of directors looks at the ability of a director to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution. The board has determined that each of David F. Denison, Timothy J. Hearn, Alice D. Laberge, J. Pedro Reinhard, Thomas A. Renyi and Victor L. Young qualifies as an “audit committee financial expert” as defined by the SEC.

Relevant Education and Experience of Audit Committee Members

In addition to each member’s general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is as follows:

Jacynthe Côté, B.Sc. earned her Bachelor of Science degree from Laval University. Ms. Côté was President and Chief Executive Officer of Rio Tinto Alcan from 2009 to 2014 and was President and Chief Executive Officer of Rio Tinto Alcan’s Primary Metal business group, following Rio Tinto’s acquisition of Alcan Inc. in October 2007. Ms. Côté has been a member of our Audit Committee since October 2014.

David F. Denison, O.C., B.Sc., B.Ed., FCPA, FCA, earned his bachelor degrees in mathematics and education from the University of Toronto and is a Chartered Professional Accountant and a Fellow of CPA Ontario. Mr. Denison was President and Chief Executive Officer of the Canada Pension Plan Investment Board from 2005 to 2012 and is a director of Allison Transmission Holdings, Inc. and BCE Inc. Mr. Denison has been a member of our Audit Committee since August 2012.

5 Effective January 1, 2015, David F. Denison will assume the role of Audit Committee Chair.

Timothy J. Hearn, B.Sc., earned his Bachelor of Science degree from the University of Manitoba. Mr. Hearn was Chairman, President and Chief Executive Officer of Imperial Oil Limited from 2002 to 2008 and is a director of ARC Resources Ltd. Mr. Hearn has been a member of our Audit Committee since March 2006.

Alice D. Laberge, B.Sc., M.B.A., earned her Bachelor of Science degree from the University of Alberta and her M.B.A. from the University of British Columbia. Ms. Laberge was President and Chief Executive Officer of Fincentric Corporation until July 2005 and prior to December 2003, was its Chief Financial Officer. Ms. Laberge is a director of Potash Corporation of Saskatchewan and Russel Metals Inc. and has been a member of our Audit Committee since March 2006.

J. Pedro Reinhard, M.B.A., earned his M.B.A. at the Escola de Administracão de Empresas Fundação Getulio Vargas (Sao Paulo) and attended post-graduate studies at the University of Cologne in Germany and Stanford University. Mr. Reinhard is the President of Reinhard & Associates and was Executive Vice-President and Chief Financial Officer of The Dow Chemical Company prior to October 2005. Mr. Reinhard is a director of Colgate-Palmolive Company and Sigma-Aldrich Corporation and is also a past chairman of the CFO Council Conference Board. Mr. Reinhard has been a member of our Audit Committee since May 2000.

Thomas A. Renyi, B.A., M.B.A., earned his Bachelor of Arts in Business Administration and his M.B.A. from Rutgers University. Mr. Renyi served as Executive Chairman of The Bank of New York Mellon from 2007 until he retired in 2008. Prior to that, he was Chairman and Chief Executive Officer of The Bank of New York Company, Inc. and The Bank of New York for 10 years. Mr. Renyi serves as a director of The Hartford Financial Services Group Inc., and Public Service Enterprise Group. Mr. Renyi has been a member of our Audit Committee since February 2014.

Edward Sonshine, Q.C., B.A., earned his law degree from Osgoode Hall Law School and a Bachelor of Arts degree from the University of Toronto. Mr. Sonshine is Chief Executive Officer and a director of RioCan Real Estate Investment Trust and also served as its President from 1994 to 2012. Mr. Sonshine also serves as a director of Cineplex Inc. Mr. Sonshine has been a member of our Audit Committee since February 2014.

Victor L. Young, B.Comm. (Hons.), M.B.A., earned his Bachelor of Commerce (Honours) degree from Memorial University and his M.B.A. from the University of Western Ontario. From 1984 to 2001, Mr. Young served as Chairman and Chief Executive Officer of Fishery Products International Limited. Mr. Young is a director of Imperial Oil Limited and McCain Foods Limited. Mr. Young has been a member of our Audit Committee since March 2007.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires pre-approval by the Audit Committee of audit services and other services within permissible categories of non-audit services. The policy prohibits us from engaging the auditor for “prohibited” categories of non-audit services. A copy of our Pre-Approval Policies and Procedures can be found in Appendix D.

Independent Registered Public Accounting Firm Fees

Deloitte became our sole auditor following a tender process on September 23, 2003. Deloitte or its predecessor firms have been involved in our audit since 1917 as one of a panel of auditors used by the Bank. Fees relating to the years ended October 31, 2014 and October 31, 2013 to Deloitte and its affiliates were $28.4 million and $28.2(1) million respectively and are detailed below. The nature of each category of fees is also described below.

	Year ended October 31, 2014 ($Millions)			Year ended October 31, 2013(1) ($Millions)
	Bank and Subsidiaries	Mutual Funds(2)	Total	Bank and Subsidiaries	Mutual Funds(2)	Total
Audit fees	$21.6	$1.6	$23.2	$21.1	$1.7	$22.8
Audit-related fees	4.0	-	4.0	4.1	-	4.1
Tax fees	-	0.3	0.3	0.1	0.3	0.4
All other fees	0.4	0.5	0.9	0.4	0.5	0.9
Total fees	$26.0	$2.4	$28.4	$25.7	$2.5	$28.2

(1) The 2013 amounts have been updated to reflect $0.2 million of additional approved audit services identified in 2014 which relate to the year ended October 31, 2013.

(2) The Mutual Funds category includes fees paid for professional services provided by Deloitte for certain Mutual Funds managed by subsidiaries of the Bank. In addition to other administrative costs, the subsidiaries are responsible for the auditors’ fees for professional services rendered in connection with the annual audit, statutory and regulatory filings and other services for the Mutual Funds in return for a fixed administration fee.

Audit Fees

Audit fees were paid for professional services rendered by the auditor for the integrated audit of the Annual Consolidated Financial Statements of the Bank, including its audit of the effectiveness of our internal control over financial reporting, and any financial statement audits of our subsidiaries. In addition, audit fees were paid for services that generally only the Bank’s independent auditor reasonably can provide including services provided in connection with statutory and regulatory filings related to prospectuses and other offering documents.

Audit-Related Fees

Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of our Annual Consolidated Financial Statements and are not reported under the audit fees item above. These services consisted of:

•	special attest services traditionally performed by the Bank’s independent auditor;
•	reporting on the effectiveness of internal controls as required by contract or for business reasons;
•	the audits of the financial statements of our various pension plans and charitable foundations;
•	the audits of various trusts and limited partnerships; and
•	the audits of certain special purpose vehicles relating to complex structured products.

Tax Fees

Tax fees were paid for tax compliance services including the review of original and amended tax returns and assistance in completing routine tax schedules and calculations.

All Other Fees

These services consist of French translation of financial statements and related continuous disclosure and other public documents containing financial information for us and certain of our subsidiaries as well as accounting and other research publications.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Bank’s Management Proxy Circular for the most recent annual meeting of shareholders. Additional financial information is provided in our Annual Consolidated Financial Statements and Management’s Discussion and Analysis which are included in our 2014 Annual Report for the year ended October 31, 2014.

Copies of this Annual Information Form, our 2014 Annual Report and Management Proxy Circular in respect of the most recent annual meeting of shareholders may be obtained from Investor Relations at 200 Bay Street, North Tower, 4th Floor, Toronto, Ontario, M5J 2W7 (416-955-7802).

This Annual Information Form, the Annual Consolidated Financial Statements and Management’s Discussion and Analysis for the year ended October 31, 2014, as well as additional information about us may be found on our website at rbc.com, on SEDAR, the Canadian Securities Administrators’ website, at sedar.com, and on the EDGAR section of the SEC’s website at sec.gov.

Information contained in or otherwise accessible through the websites mentioned in this Annual Information Form does not form a part of this Annual Information Form. All references in this Annual Information Form to websites are inactive textual references and are for your information only.

TRADEMARKS

Trademarks used in this annual information form include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, RBC, RBC BANK, RBC CAPITAL MARKETS, RBC ENVIRONMENTAL BLUEPRINT, RBC INVESTOR SERVICES and RBC WEALTH MANAGEMENT which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. All other trademarks mentioned in this annual information form, which are not the property of Royal Bank of Canada, are owned by their respective holders.

APPENDIX A – PRINCIPAL SUBSIDIARIES

Principal subsidiaries (1)	Principal office address (2)	Carrying value of voting shares owned by the bank (3)

Royal Bank Holding Inc.	Toronto, Ontario, Canada	$40,630
Royal Mutual Funds Inc.	Toronto, Ontario, Canada
RBC Insurance Holdings Inc.	Mississauga, Ontario, Canada
RBC General Insurance Company	Mississauga, Ontario, Canada
RBC Insurance Company of Canada	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
RBC Direct Investing Inc.	Toronto, Ontario, Canada
RBC Phillips, Hager & North Investment Counsel Inc.	Toronto, Ontario, Canada
R.B.C. Holdings (Bahamas) Limited	Nassau, New Providence, Bahamas
RBC Caribbean Investments Limited	George Town, Grand Cayman, Cayman Islands
Royal Bank of Canada Insurance Company Ltd.	St. Michael, Barbados
Investment Holdings (Cayman) Limited	George Town, Grand Cayman, Cayman Islands
RBC (Barbados) Funding Ltd.	St. Michael, Barbados
RBC Capital Markets Arbitrage S.A.	Luxembourg, Luxembourg
Capital Funding Alberta Limited	Calgary, Alberta, Canada
RBC Global Asset Management Inc.	Toronto, Ontario, Canada
RBC Investor Services Trust	Toronto, Ontario, Canada
RBC Investor Services Bank S.A.	Esch-sur-Alzette, Luxembourg
RBC (Barbados) Trading Bank Corporation	St. James, Barbados

RBC USA Holdco Corporation (2)	New York, New York, U.S.	11,305
RBC Capital Markets, LLC (2)	New York, New York, U.S.
RBC Global Asset Management (U.S.) Inc.	Minneapolis, Minnesota, U.S.

RBC Dominion Securities Limited	Toronto, Ontario, Canada	6,499
RBC Dominion Securities Inc.	Toronto, Ontario, Canada

RBC Holdings (Barbados) Ltd.	St. Michael, Barbados	2,910
RBC Financial (Caribbean) Limited	Port of Spain, Trinidad and Tobago

RBC Finance S.à r.l./B.V. (2)	Amsterdam, Netherlands	2,816
RBC Holdings (Luxembourg) S.A R.L.	Luxembourg, Luxembourg
RBC Holdings (Channel Islands) Limited	Jersey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands

BlueBay Asset Management (Services) Ltd.	London, England	1,962

RBC Europe Limited	London, England	1,648

RBC Capital Trust	Toronto, Ontario, Canada	1,783

Royal Bank Mortgage Corporation	Toronto, Ontario, Canada	1,085

The Royal Trust Company	Montreal, Quebec, Canada	531

RBC Bank (Georgia), National Association (2)	Atlanta, Georgia, U.S.	272

RBC Covered Bond Guarantor Limited Partnership	Toronto, Ontario, Canada	269

RBC Luxembourg (Suisse) Holdings S.A R.L.	Luxembourg, Luxembourg	167
Royal Bank of Canada (Suisse) SA	Geneva, Switzerland

Royal Trust Corporation of Canada	Toronto, Ontario, Canada	150

(1) The Bank directly or indirectly controls 100% of the voting shares of each subsidiary.

(2) Each subsidiary is incorporated or organized under the laws of the state or country in which the principal office is situated, except for RBC USA Holdco Corporation which is incorporated under the laws of the State of Delaware, U.S., RBC Capital Markets, LLC, which is organized under the laws of the State of Minnesota, U.S. RBC Finance S.à r.l. / B.V. is a company incorporated in the Netherlands with its official seat in Amsterdam, the Netherlands, and place of effective management, central administration, and principal establishment in Luxembourg, Grand Duchy of Luxembourg. RBC Bank (Georgia), National Association is a national banking association organized under the laws of the United States with its main office in Atlanta, Georgia and management offices in Raleigh, North Carolina.

(3) The carrying value (in millions of dollars) of voting shares is stated as the Bank’s equity in such investments.

APPENDIX B – EXPLANATION OF RATINGS AND OUTLOOK

INSTITUTION		RATING	OUTLOOK
Moody’s Investors Service	—	Obligations rated ‘Aa’ are judged to be high quality, with “very low credit risk”.	A stable outlook indicates that a rating is not likely to change.
	—	Obligations rated ‘A’ are judged to be upper-medium grade and are subject to lower credit risk.
	—	Issuers (or supporting institutions) rated Prime-1 have a superior ability to repay short-term debt obligations.
	—	The modifier 3 indicates a ranking in the lower end of that generic rating category.
Standard & Poor’s	—	An obligation rated ‘AA’ has very strong capacity to meet its financial commitments. It differs from the highest-rated obligations only to a small degree.	A stable outlook indicates that a rating is not likely to change.
	—	An obligation rated ‘A’ has strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories.
	—	The addition of a plus or minus sign shows the relative standing within the major rating categories.
	—	A short term obligation rated ‘A-1+’ has extremely strong capacity to meet its financial commitments.
Fitch Ratings	—	‘AA’ ratings denote expectations of very low credit risk and are judged to be of very high credit quality. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.	A stable outlook indicates that a rating is not likely to change.
	—	The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.
—

An obligation rated ‘F1’ has the highest short-term credit quality. It indicates the strongest intrinsic capacity for timely payment of financial commitments. The modifier ‘+’ denotes any exceptionally strong credit feature.

DBRS	—	An obligation rated ‘AA’ is of superior credit quality. The capacity for the payment of financial obligations is considered high and it is unlikely to be significantly vulnerable to future events. In many cases they differ from obligations rated ‘AAA’ only to a small degree.	A stable outlook indicates that a rating is not likely to change.
	—	Preferred shares rated Pfd-1 are of superior credit quality, and are supported by entities with strong earnings and balance sheet characteristics. Pfd-1 securities generally correspond with companies whose senior bonds are rated in the AAA or AA categories.
	—	Each rating category is denoted by the subcategories “high” and “low”. The absence of either a “high” or “low” designation indicated the rating is in the middle of the category.

INSTITUTION		RATING	OUTLOOK
Kroll Bond Rating Agency	—	An obligation rated ‘AAA’ is determined to have almost no risk of loss due to credit-related events. Assigned only to the very highest quality obligors and obligations able to survive extremely challenging economic events.	A stable outlook indicates that a rating is not likely to change (generally encompasses a horizon not exceeding two years).
	—	A short-term obligation rated K1 has a very strong ability to meet short-term obligations.
	—	The modifiers “-” or “+” may be appended to ratings in categories AA through CCC to indicate, respectively, upper and lower risk levels within the broader category.

WHAT THE RATINGS ADDRESS:

Long-term Senior Debt

Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to fixed-income obligations whose original maturity is of a medium to long term nature. They address the possibility that a financial obligation will not be honoured as promised and reflect both the likelihood of default and any financial loss suffered in the event of default.

Subordinated Debt

Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to a specific financial obligation and a specific class of financial obligation for a specific financial program. Ratings take into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.

Preferred Stock

Preferred stock ratings address the issuer’s capacity and willingness to pay dividends and principal, in case of limited life, on a timely basis. They address the likelihood of timely payment of dividends, notwithstanding the legal ability to pass on or defer a dividend payment.

Rating Outlook

Rating Outlook assesses the potential direction of a credit rating over the intermediate to longer term. In determining a Rating Outlook consideration is given to any changes in the economic and fundamental business conditions. An Outlook is not necessarily a precursor of a rating change.

APPENDIX C – AUDIT COMMITTEE MANDATE

ROYAL BANK OF CANADA

EXTRACT FROM THE ADMINISTRATIVE RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS

OF ROYAL BANK OF CANADA

(hereinafter referred to as the “Bank”)

October 17, 2014

2.1	Audit Committee

2.1.1	Establishment of Committee and Procedures

a)	Establishment of Committee

A committee of the directors to be known as the “Audit Committee” (hereinafter the “Committee”) is hereby established.

b)	Composition of Committee

The Committee shall be composed of not less than five directors. Each member shall be financially literate, as the Board of Directors interprets such qualification in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment and in accordance with applicable regulatory requirements. No member of the Committee may serve on the audit committees of more than two other public companies, unless the Board of Directors determines that this simultaneous service would not impair the ability of the member to serve effectively on the Committee.

c)	Independence of Committee Members

As required by the Bank Act, none of the members of the Committee shall be an officer or employee of the Bank or of an affiliate of the Bank. All of the members of the Committee shall be “unaffiliated”, as determined by regulations made under the Bank Act. All of the members of the Committee shall be independent, as determined by director independence standards adopted by the Board in accordance with applicable regulatory requirements.

d)	Appointment of Committee Members

Members shall be appointed or reappointed at the annual organizational meeting of the directors and in the normal course will serve a minimum of three years. Each member shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board of Directors may fill a vacancy that occurs in the Committee at any time.

e)	Committee Chair and Secretary

The Board of Directors or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint, at the annual organizational meeting of the directors, a Chair from among their number. The Chair shall not be a former employee of the Bank or of an affiliate. The Committee shall also appoint a Secretary who need not be a director.

f)	Time and Place of Meetings

Meetings may be called by any member of the Committee, or by the external auditors. The time and place of and the procedure at meetings shall be determined from time to time by the members, provided that:

i)	a quorum for meetings shall be three members, a majority of whom must be “resident Canadian” except as otherwise provided by the Bank Act;
ii)	the Committee shall meet at least quarterly;
iii)	the Committee may request any officer or employee of the Bank or the Bank’s outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee;
iv)	notice of the time and place of every meeting shall be given in writing or by telephone, facsimile, email or other electronic communication to each member of the Committee and to the external auditors at least 24 hours prior to the time fixed for such meeting, provided, however, that business referred to in paragraph 2.1.3.f)(ii) below may be transacted at a meeting of which at least one hour prior notice is given as aforesaid, and that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; and
v)	a resolution in writing signed by all the members entitled to vote on that resolution at a Committee meeting, other than a resolution of the Committee carrying out its duties under subsection 194(3) of the Bank Act, shall be as valid as if it had been passed at a meeting of the Committee

g)	Reporting to the Board of Directors
i)	The Committee shall report to the Board of Directors following each meeting with respect to its activities and with such recommendations as are deemed desirable in the circumstances.
ii)	Prior to approval by the directors, the Committee will also report to the Board on the annual statement and returns that must be approved by the directors under the Bank Act.

h)	Access to Management and External Advisors
i)	In fulfilling its responsibilities, the Committee shall have unrestricted access to management and employees of the Bank. The Committee is also empowered to investigate any matter with full access to all books, records, facilities, management and employees of the Bank and the authority to select, retain, terminate and approve the fees of outside counsel or other experts for this purpose.

ii)	The Committee shall, as it deems necessary to carry out it duties, select, retain, terminate and approve the fees of any independent legal, accounting or other advisor or consultant.

i)	Private Meetings

At least quarterly, the Committee shall meet with no members of management present and shall have separate private meetings with the external auditors, and each of the chief internal auditor, the chief financial officer, the general counsel, and the chief compliance officer, to discuss any matters that the Committee or these groups believe should be discussed.

j)	Evaluation of Effectiveness and Review of Mandate

The Committee shall annually review and assess the adequacy of its mandate and evaluate its effectiveness in fulfilling its mandate.

2.1.2	General Scope of Responsibilities and Purpose of the Committee

Management is responsible for the preparation, presentation and integrity of the Bank’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The external auditors are responsible for planning and carrying out, in accordance with professional standards, an audit of the Bank’s annual financial statements and internal control over financial reporting, and reviews of the Bank’s quarterly financial information.

The Committee’s purpose is to review the adequacy and effectiveness of these activities and to assist the Board in its oversight of:

(i)	the integrity of the Bank’s financial statements;
(ii)	the external auditors’ qualifications and independence;
(iii)	the performance of the Bank’s internal audit function and external auditors;
(iv)	the adequacy and effectiveness of internal controls; and
(v)	the Bank’s compliance with legal and regulatory requirements.

The Committee is also responsible for preparing any report from the Committee that may be required to be included in the Bank’s annual proxy statement or that the Board elects to include on a voluntary basis.

The Committee shall meet every fiscal quarter, or more frequently at the discretion of the Committee if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements.

2.1.3	Specific Responsibilities

a)	Documents and Reports

The Committee shall review and discuss:

i)	prior to review and approval by the Board and public disclosure: the annual statement of the Bank, which includes the annual audited financial statements; the quarterly financial statements of the Bank; the annual information form; the quarterly and annual management’s discussion and analysis; and earnings press releases;
ii)	the types of financial information and earnings guidance provided and types of presentations made to analysts and rating agencies, and shall be satisfied that adequate procedures are in place for the review of the Bank’s public disclosure of financial information extracted or derived from the Bank’s financial statements and shall periodically assess the adequacy of these procedures;
iii)	such returns as the Superintendent of Financial Institutions may specify and other periodic disclosure documentation and reports as may be required under applicable law;
iv)	such investments and transactions that could adversely affect the well-being of the Bank as the external auditors or any officer of the Bank may bring to the attention of the Committee;
v)	prospectuses relating to the issuance of securities of the Bank;
vi)	representations provided by management to the auditors, where appropriate;
vii)	reports on any litigation matters which could significantly affect the financial statements;
viii)	reports from the chief compliance officer on regulatory compliance matters, including the anti-money laundering program; and
ix)	other reports as required to be communicated by the auditors by the Canadian Public Accountability Board, Office of the Superintendent of Financial Institutions, and the U.S. Public Company Accounting Oversight Board.

b)	Internal Control

The Committee shall:

i)	require management to implement and maintain appropriate systems of internal control, including internal controls over financial reporting and for the prevention and detection of fraud and error;
ii)	review, evaluate and approve systems of internal control and meet with the chief internal auditor and with management to assess the adequacy and effectiveness of these systems of internal control and to obtain on a regular basis reasonable assurance that the organization is in control;
iii)	receive reports from the Chief Executive Officer and the Chief Financial Officer as to the existence of any significant deficiency or material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting;
iv)	review and approve the Bank’s disclosure policy and review reports on the effectiveness of the Bank’s disclosure controls and procedures; and
v)	review the process relating to and the certifications of the Chief Executive Officer and the Chief Financial Officer, including certifications on the design and effectiveness of the Bank’s disclosure controls and procedures and internal control over financial reporting, and the integrity of the Bank’s quarterly and annual financial statements.

c)	Oversight of Independent Control Functions

The Committee shall oversee the finance, compliance and internal audit functions, having regard to their independence from the businesses whose activities they review, by:

Finance function

i.	reviewing and approving the appointment or removal of the chief financial officer;
ii.	reviewing and approving on a regular basis the mandate of the chief financial officer and of the finance function;
iii.	reviewing and approving on a regular basis the organizational structure of the finance function;
iv.	annually reviewing and approving the function’s budget and resources;
v.	annually assessing the effectiveness of the chief financial officer and the finance function; and
vi.	on a periodic basis reviewing the results of independent reviews of the finance function;

Compliance function

i.	reviewing and approving the appointment or removal of the chief compliance officer;
ii.	reviewing and approving on a regular basis the mandate of the chief compliance officer and of the compliance function;
iii.	reviewing and approving on a regular basis the organizational structure of the compliance function;
iv.	annually reviewing and approving the function’s budget and resources;
v.	annually assessing the effectiveness of the chief compliance officer and the compliance function; and
vi.	on a periodic basis reviewing the results of independent reviews of the compliance function;

Internal Audit function

i.	reviewing and approving the appointment or removal of the chief internal auditor;
ii.	reviewing and approving on a regular basis the mandate of the chief internal auditor and the charter and code of ethics of the internal audit function;
iii.	reviewing and approving on a regular basis the organizational structure of the internal audit function;
iv.	annually reviewing and approving the function’s budget and resources and overall risk methodology;
v.	annually assessing the effectiveness of the chief internal auditor and the internal audit function; and
vi.	on a periodic basis reviewing the results of independent reviews of the internal audit function;

d)	Internal Auditor

The Committee shall:

i)	meet with the chief internal auditor to review and approve the annual internal audit plan and review the results of internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions;
ii)	meet with the chief internal auditor to review the status of identified control weaknesses;
iii)	review representations from the chief internal auditor, based on audit work done, on the adequacy and degree of compliance with the Bank’s systems of internal control; and
iv)	review with the chief internal auditor any issues that may be brought forward by the chief internal auditor, including any difficulties encountered by the internal audit function, such as audit scope, information access, or resource limitations.

e)	External Auditors

The Committee shall have the authority and responsibility to recommend the appointment and the revocation of the appointment of any registered public accounting firm (including the external auditors) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and to fix their remuneration, subject to the powers conferred on the shareholders by the Bank Act. The Committee shall be responsible for the oversight of the work of each such accounting firm, including resolution of disagreements between management and the accounting firm regarding financial reporting, and each such firm shall report directly to the Committee. The Committee shall:

i)	meet with the external auditors to review and discuss the annual audit plan, the results of the audit, their report with respect to the annual statement and the returns and transactions referred to in subsection 194(3) of the Bank Act, and the report required to be provided to the Committee by the external auditors pursuant to Rule 2-07 of the U.S. Securities and Exchange Commission’s Regulation S-X;
ii)	have the sole authority to approve all audit engagement fees and terms, as well as the provision and the terms of any legally permissible non-audit services to be provided by the external auditors to the Bank, with such approval to be given either specifically or pursuant to preapproval policies and procedures adopted by the Committee in accordance with Rule 2-01 of the U.S. Securities and Exchange Commission’s Regulation S-X and the Canadian Securities Administrators’ National Instrument 52-110;
iii)	review with the external auditors any issues that may be brought forward by the external auditors, including any audit problems or difficulties, such as restrictions on their audit activities or access to requested information, and management’s response, and review all material correspondence between the external auditors and management relating to audit findings;
iv)	annually assess the performance of the external auditors, including quality of services, qualifications, relevant experience, geographical reach, quality of communications, professional scepticism, independence and objectivity, and review formal written statements delineating all relationships between the external auditors and the Bank that may impact such independence and objectivity;
v)	annually assess the risk of the external auditor withdrawing from the audit;
vi)	discuss with the external auditors and with management the annual audited financial statements and quarterly financial statements, including the disclosures contained in the annual and quarterly management’s discussion and analysis;
vii)	review hiring policies concerning partners, employees and former partners and employees of the present and former external auditors;

viii)	review and evaluate the qualifications, performance and independence of the lead partner of the external auditors and discuss the timing and process for implementing the rotation of the lead audit partner, the concurring audit partners and any other active audit engagement team partner;
ix)	at least annually, obtain and review a report by the external auditors describing: the external auditors’ internal quality-control procedures; to the extent permitted under the relevant review process, any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and
x)	take into account the opinions of management and the Bank’s internal auditors in assessing the qualifications, performance and independence of the external auditors.

f)	Capital Management

The Committee:

i)	shall review the adequacy and effectiveness of internal controls related to capital management and shall discuss with the external auditors any matters arising from the audit that may have an impact on regulatory or capital disclosures included in the annual statement of the Bank (refer to 2.1.3 a (i));
ii)	shall review capital transactions and as provided in the relevant standing resolutions of the Board of Directors, may designate and authorize the issue of First Preferred Shares and the issue of securities qualifying as additional Tier 1 capital under capital adequacy guidelines issued by the Superintendent of Financial Institutions; and
iii)	in connection with the exercise of the power delegated to senior management to authorize and approve issues of subordinated indebtedness of the Bank, shall review and approve the Draft Securities Disclosure Document as provided in the relevant standing resolution of the Board of Directors.

g)	Other

i)	The Committee shall discuss major issues regarding accounting principles and financial statement presentations, including significant changes in the Bank’s selection or application of accounting principles, analyses prepared by management or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect on the financial statements of alternative methods of applying International Financial Reporting Standards (as adopted by the Canadian Institute of Chartered Accountants) and U.S. generally accepted accounting principles , of regulatory and accounting initiatives and of off-balance sheet structures;
ii)	The Committee shall establish procedures for the receipt, retention, treatment and resolution of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, as well as procedures for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters;
iii)	The Committee shall establish and monitor procedures to provide disclosure of information to customers of the Bank that is required to be disclosed by the Bank Act and for dealing with complaints as required by subsection 455(1) of the Bank Act and satisfy itself that the procedures are being adhered to by the Bank;
iv)	The Committee shall review and discuss any reports concerning material violations submitted to it by Bank attorneys or counsel pursuant to the attorney professional responsibility rules of the U.S. Securities and Exchange Commission, the Bank’s attorney reporting policy, or otherwise;
v)	The Committee shall discuss the major financial risk exposures of the Bank and the steps management has taken to monitor and control such exposures; and
vi)	Subject to the laws applicable to the subsidiary, the Committee may perform for and on behalf of a subsidiary the functions of an audit committee of the subsidiary.

APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES

Policies and Procedures

for the Monitoring, and Pre-Approval of Services

to be Performed by Public Accounting Firms

and the Review of the External Auditors

(effective October 16, 2014)

Mandate

1.	The mandate of the Audit Committee established by the Board of Directors (“Board”) confers on the Committee the authority and responsibility (among other things) to;

•

Pre-approve all audit and any legally permissible non-audit services to be provided by the external auditors and all audit, review and attest services provided by any other public accounting firm, with such approval to be given either specifically or pursuant to pre-approval policies and procedures adopted by the Committee; and

•

To complete an annual and five year comprehensive reviews of the external auditor’s performance and to recommend to the Board the selection and termination of the external auditor subject to shareholder approval.

Purpose

2.	These Policies and Procedures are intended to:

a)	specify the methods by which the Audit Committee may pre-approve the provision of audit, review and attest services by any public accounting firm to the Bank and its subsidiaries;
b)	specify the methods by which the Audit Committee may pre-approve the provision of non-audit services to the Bank and its subsidiaries by the Bank’s external auditors and their affiliates (the “auditors”) that do not impair the independence of the auditors under applicable laws and professional standards, including the rules of the Canadian Institute of Chartered Accountants, the Public Company Accounting Oversight Board (“PCAOB”), the Canadian Securities Administrators and the U.S. Securities and Exchange Commission;
c)	set forth procedures designed to ensure that any services to be provided by the auditors and that any audit, review or attestation services to be performed by any other public accounting firm have been properly authorized and pre-approved under the authority of the Audit Committee, and that the Committee is promptly informed of each service;
d)	ensure that the Audit Committee’s responsibilities are not delegated to management in violation of applicable law;
e)	specify the policies relating to the annual and comprehensive evaluation of the external auditor and selection of the external auditor by the Audit Committee for recommendation to the Board.

Required Approval of Audit and Non-Audit Services

3.	The Audit Committee shall pre-approve all engagements of the auditors by:

a)	the Bank; or
b)	any subsidiary.

4.	The Audit Committee shall pre-approve engagements of any public accounting firm to provide audit, review or attest services to:

a)	the Bank; or
b)	any subsidiary.

5.	The Audit Committee shall evidence its pre-approval by resolution of the Committee or through the exercise of delegated authority in accordance with these Policies and Procedures.

6.	“Subsidiary” has the meaning set forth in Rule 1-02(x) of the U.S. Securities and Exchange Commission’s Regulation S-X.

7.	For the purpose of these Policies and Procedures and any pre-approval:

a)	“Audit services” include services that are a necessary part of the audit process and any activity that is a necessary procedure used by the accountant in reaching opinions on the financial statements and on internal control over financial reporting as is required under applicable auditing standards (“AAS”), including technical reviews to reach an audit judgment on complex accounting issues;

b)	The term “audit services” is broader than those services strictly required to perform an audit pursuant to AAS and include such services as:
i)	the issuance of comfort letters and consents in connection with offerings of securities;
ii)	the performance of domestic and foreign statutory audits;
iii)	attest services required by statute or regulation; and
iv)	assistance with and review of documents filed with the Office of the Superintendent of Financial Institutions, Canadian Securities Administrators, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve Board and other regulators having jurisdiction over the activities of the Bank and its subsidiaries, and responding to comments from such regulators;

c)	“Audit-related” services are assurance and related services traditionally performed by the principal accountant and that are reasonably related to the performance of the audit or review of financial statements and not categorized under “audit fees” for disclosure purposes.

“Audit-related services” include:

i)	employee benefit plan audits, including audits of employee pension plans,
ii)	due diligence related to mergers and acquisitions,
iii)	consultations and audits in connection with acquisitions, including evaluating the accounting treatment for proposed transactions;
iv)	internal control reviews;
v)	attest services not required by statute or regulation; and
vi)	consultations regarding financial accounting and reporting standards.

Non-financial operational audits are not “audit-related” services;

d)	“Review services” are services applied to unaudited financial statements and consist of the inquiry and analytical procedures that provide the accountant with a reasonable basis for expressing limited assurance that there are no material modifications that should be made to financial statements for them to be in conformity with International Financial Reporting Standards or, if applicable, any other comprehensive basis of accounting;

e)	“Attest” services are those engagements where the accountant issues an examination, a review, or an agreed-upon procedures report on a subject matter, or an assertion about the subject matter that is the responsibility of another party. Examples of the subject matter of an “attest” engagement include: examinations (i.e., audits) of financial forecasts and projections; reviews of pro-forma financial information; reporting on a company’s internal control over financial reporting; and examinations of compliance with contractual arrangements or laws and regulations.

External Auditor Selection and Appointment

8.	The Audit Committee shall monitor, review and assess the quality of the external auditor on an annual basis. The annual assessment will include:

a)	quality and thoroughness of the audit approach and methodology;
b)	level of professional skepticism, and critical judgments applied by the audit team;
c)	independence of the external audit firm and the engagement partner;
d)	skills and knowledge of the audit team;
e)	level of understanding of our businesses and the financial services industry;
f)	sufficiency of resources and ability to complete the audit in a timely manner;
g)	partner rotation;
h)	value for money;
i)	quality of communications;
j)	risk of likelihood of withdrawal from the audit;
k)	input from senior management of RBC;

l)	input from RBC Internal Audit Services;
m)	a self assessment prepared by the auditor; and
n)	audit quality metrics and other matters as determined by the Audit Committee or the Board of Directors.

9.	At least every five years the Audit Committee will conduct a comprehensive assessment of the external auditor. The assessment will include:

a)	considerations included within the annual assessment;
b)	performance since the last comprehensive review, or appointment of the external auditor;
c)	quality and continuity of the engagement team;
d)	tenure of the auditor;
e)	incidence of independence threats and effectiveness of applied safeguards;
f)	track record of the auditor applying professional skepticism; and
g)	responsiveness to changes in the Bank’s businesses (i.e. significant acquisitions or changes to systems) and calls for improvement from regulators, inspectors, Audit Committees or management.

10.	The Audit Committee will take the following into considerations into account in its decision to recommend the tendering of the external audit engagement of the Bank:

a)	the results of the annual and comprehensive assessments (refer to factors described in sections 8 and 9);
b)	the impact of regulatory and legislative requirements, including mandatory tendering and rotation requirements on the Bank and its subsidiaries; and
c)	other factors deemed relevant by the Audit Committee or the Board.

Delegation

11.	The Audit Committee may from time to time delegate to one or more of its members who are “independent” (within the meanings of applicable law and the rules or policies of a securities commission having jurisdiction, and the New York Stock Exchange) the power to pre-approve from time to time:

a)	audit, review or attest services to be provided by any public accounting firm (including the auditors) that have not been otherwise approved by the Committee;
b)	permissible non-audit services to be provided by the auditors that have not otherwise been approved by the Committee, and
c)	changes in the scope of pre-approved engagements and the maximum estimated fees for engagements that have been pre-approved by the Committee.

12.	The member(s) exercising such delegated authority must report at the next regularly scheduled meeting of the Audit Committee any services that were pre-approved under this delegated authority since the date of the last regularly scheduled meeting.

13.	The member(s) exercising delegated authority may evidence his or her approval by signing an instrument in writing that describes the engagement with reasonable specificity, or by signing an engagement letter containing such a description.

14.	In addition, member(s) exercising delegated authority may pre-approve an engagement orally, if any such oral approval is promptly confirmed in writing. Such written confirmation may be given by fax or e-mail and must describe the engagement with reasonable specificity.

Responsibilities of External Auditors

15.	To support the independence process, the external auditors shall:

a)	confirm in engagement letters that performance of the work will not impair independence;
b)	satisfy the Audit Committee that they have in place comprehensive internal policies and processes to ensure adherence, world-wide, to independence requirements, including robust monitoring and communications;
c)	provide communication and confirmation to the Committee on independence on a regular basis, and at least annually;
d)	provide for Committee approval, in connection with each annual audit engagement, a detailed scope of services outlining each individual audit to be performed and a detailed description of audit-related services;

e)	utilize the tracking numbers assigned by management to all pre-approved services in all fee billings and correspondence, provide detailed annual fee reporting and review management’s detailed quarterly fee reporting.
f)	communicate to the Audit Committee all matters required to be communicated by the Canadian Public Accountability Board and U.S. Public Company Accounting Oversight Board.
g)	maintain certification by the Canadian Public Accountability Board and registration with the U.S. Public Company Accounting Oversight Board; and
h)	review their partner rotation plan and advise the Committee on an annual basis.

Engagements

16.	The Audit Committee will not, as a general rule, pre-approve a service more than one year prior to the time at which it is anticipated that the firm of accountants will be engaged to provide the service.

17.	Engagements will not be considered to be revolving in nature and may not operate from year-to-year without reapproval.

18.	All audit and non-audit services to be provided by the auditors, and all audit, review or attest services to be provided by any public accounting firm, shall be provided pursuant to an engagement letter that shall:

a)	be in writing and signed by the auditors or public accounting firm;
b)	specify the particular services to be provided;
c)	specify the period in which the services will be performed;
d)	specify the maximum total fees to be paid; and
e)	in the case of engagements of the auditors, include a confirmation by the auditors that the services are not within a category of services the provision of which would impair their independence under applicable law and Canadian and U.S. generally accepted auditing standards.

19.	Management shall, before signing and delivering an engagement letter on behalf of the Bank or a subsidiary and before authorizing the commencement of an engagement:

a)	obtain an engagement letter in accordance with the foregoing;
b)	confirm that the services are described in the engagement letter accurately and with reasonable specificity;
c)	obtain confirmation from the auditors that they have conducted an analysis that supports their conclusion that performance of the services will not impair their independence;
d)	with respect to engagements for the provision of services other than audit and audit-related services, obtain confirmation from legal counsel of the Bank that performance of the services will not impair independence; and
e)	verify that the performance of the services has specifically been approved by the Audit Committee or a member in accordance with authority delegated by the Committee.

All engagement letters entered into pursuant to these Policies and Procedures shall be made available to the Audit Committee.

Tax Services

20.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of tax services by the auditors on an engagement-by-engagement basis.

21.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to the Bank or a subsidiary:

a)	to represent the Bank or a subsidiary before a tax or other court;
b)	if the provision of the services would be prohibited, as prescribed by paragraph 25 of these Policies and Procedures; or
c)	related to marketing, planning or opinion in favour of the tax treatment of (1) a transaction offered under conditions of confidentiality and for which a fee has been or will be paid by the Bank; or (2) a transaction that was initially recommended directly or indirectly, by the accountant and a significant purpose of which is tax avoidance, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws.

22.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to a person in a financial oversight role at the Bank, or an immediate family member of such a person, except as would be permitted by the PCAOB rules.

Other Non-Audit Services

23.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of other non-audit services (non-audit services other than audit-related services and tax services, and including non-audit services relating to internal control, business recovery services and due diligence or comfort letter type services legally required or customarily provided by an issuer’s accountants in Europe, at the issuer’s expense, pursuant to an arrangement letter between an accountant, the issuer and a lender or investment bank) by the auditors on an engagement-by-engagement basis. Any approval of non-audit services relating to internal control must be preceded by a discussion with the auditors of the potential effects of the services on independence as required by the rules of the PCAOB

Value-Added Services

24.	The Audit Committee recognizes and approves of the fact that the auditors from time to time provide, without charge or commitment, value added services to the Bank and its subsidiaries that do not involve an engagement of the auditors. Such value added services may include surveys, educational sessions, workshops, roundtable meetings with peers, benchmarking studies, and monitoring of contest draws as an independent observer. The Audit Committee receives and reviews periodic reports from management and the auditors providing representative examples of such services as part of its monitoring of the Bank’s overall relationship with the auditors.

Prohibited Services

25.	The Audit Committee shall not pre-approve, and any member may not exercise delegated power to engage the auditors to provide, any services, including tax services or business recovery services, that (i) provide for a contingency or commission fee arrangement; or (ii) involve the auditors performing any of the non-audit services set forth in paragraph (c)(4) of Rule 2-01 of the U.S. Securities and Exchange Commission’s Regulation S-X, which include:

a.	providing bookkeeping or other services related to the accounting records or financial statements of the Bank or any of its subsidiaries,
b.	providing financial information systems design and implementation to the Bank or any of its subsidiaries,
c.	providing actuarial services to the Bank or any of its subsidiaries,
d.	providing internal audit outsourcing services to the Bank or any of its subsidiaries,
e.	providing human resources services to the Bank or any of its subsidiaries,
f.	providing broker-dealer, investment adviser, or investment banking services to the Bank or any of its subsidiaries,
g.	functioning in the role of management for the Bank or any of its subsidiaries,
h.	auditing their own work in relation to the Bank or any of its subsidiaries,
i.	providing appraisal or valuation services, contribution in kind reports or fairness opinions to the Bank or any of its subsidiaries,
j.	serving in an advocacy role for the Bank or any of its subsidiaries,
k.	providing legal services to the Bank or any of its subsidiaries,
l.	providing services that fall within the category of “expert” services that are prohibited by applicable law to the Bank or any of its subsidiaries, or
m.	providing services to the Bank or any of its subsidiaries that would otherwise compromise their independence under applicable regulatory guidance.

For the purposes of the Prohibited Services listed in this Section 25 above, a “subsidiary” includes any entity for which the Bank uses the equity method of accounting and where it is material to the Bank. Therefore, the Audit Committee is not permitted to pre-approve the provision of the prohibited services listed above by the auditors to these entities.

Timely Reporting to the Audit Committee

26.	Management shall provide a quarterly written report to the Audit Committee of services performed and related fees, at the scheduled meeting of the Committee held following the end of each fiscal quarter end.

No Delegation to Management

27.	Nothing in these Policies and Procedures shall be interpreted as a delegation to management of the Audit Committee’s responsibilities in violation of applicable law.

Effective Date

28.	These updated Policies and Procedures are effective as and from October 16, 2014.

Disclosure

29.	The Bank shall disclose these Policies and Procedures in its periodic filings, as required by applicable law.

Review

30.	The Audit Committee shall review and reassess the adequacy of these Policies and Procedures on a bi-annual basis.